Exhibit 3

Carl Berg

10050 Bandley Drive

Cupertino, CA 95014

January 8, 2016

Corporate Secretary

Stratus Properties Inc.

212 Lavaca Street, Suite 300

Austin TX 78701

Re:	Notice of Director Nominations for the 2016 Annual Meeting of Shareholders

Dear Sir:

Carl Berg (the “Stockholder”) represents that he is a record holder and beneficial owner of shares of the common stock, par value $0.01 per share (the “Common Stock”), of Stratus Properties Inc. (the “Company”). The Stockholder represents that he intends to (i) continue to be a record holder of shares of the Common Stock at all times from and including the date of this notice letter (this “Notice”) to and including the date of the 2016 annual meeting of stockholders of the Company (the “Annual Meeting”) or of any adjournment or postponement thereof, including, without limitation, the date that the Company sets as the record date for the Annual Meeting and the date of the Annual Meeting itself and (ii) appear in person or have his duly authorized representative at the meeting to propose the business described in this Notice. If the Stockholder conducts a “solicitation” (as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) in connection with the Annual Meeting, the Stockholder or his affiliates will pay the costs of such solicitation.

This Notice is being delivered pursuant to Article IV, Section 11 of the Company’s Bylaws (the “Nomination Advance Notice Provision”). In accordance with the Nomination Advance Notice Provision, the Stockholder hereby nominates the following persons for election as directors of the Company (the “Nominees”) at the Annual Meeting:

David M. Dean

Michael Knapp

The Stockholder is nominating the Nominees for election as directors of the Company at the Annual Meeting because in accordance with Article V, Section 3 of the Bylaws, directors shall be elected at the Annual Meeting. Should the Board of Directors of the Company (the “Board”) announce an increase in the number of directors to be elected at the Annual Meeting to be beyond two, the Stockholder will promptly provide the names and required information with respect to such additional person or persons as the Stockholder nominates for election as a director or directors of the Company. The Stockholder is not providing any additional names at this time because it has no knowledge that the number of Class III directors has been or will be increased or that a greater number of directors has been or will be proposed for election at the Annual Meeting.

In the event any Nominee is unable to stand for election at the Annual Meeting, the Stockholder, in person or by proxy, intends to nominate a person in the place of such Nominee for election as a director of the Company at the Annual Meeting.

Pursuant to the Nomination Advance Notice Provision, certain information about the Stockholder is set forth in Exhibit 1 and certain information about each Nominee is set forth in Exhibit 3. In addition, each Nominee has consented to being named as a nominee for election as a director of the Company at the Annual Meeting, to be named as a nominee in the proxy statement of the Company relating to the solicitation of proxies for voting of shares of Common Stock at the Annual Meeting and, if elected, to serve as a director of the Company. The written consents of Nominees are attached as Exhibit 2A and Exhibit 2B, respectively. The Exhibits and all attachments thereto are hereby incorporated into and made a part of this Notice to the same extent as if fully set forth in this Notice. Accordingly, all matters and information disclosed in any part of this Notice, including the Exhibits and all attachments thereto, shall be deemed disclosed for all purposes of this Notice.

The information in this Notice and in the attached exhibits represents the Stockholder’s best knowledge as of the date hereof. Except as set forth in this Notice, the Stockholder has no information to disclose in response to the Nomination Advance Notice Provision. In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to the Nomination Advance Notice Provision or Regulation 14A under the Securities Exchange Act of 1934, as amended, a response may not have been provided in this Notice.

The Stockholder reserves the right, in the event that such information shall be or shall become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the Stockholder does not undertake to update any information that may change from and after the date hereof. Neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Stockholder to the Company from and after the date hereof shall be deemed to constitute an admission by the Stockholder or any of his affiliates (i) that this Notice or any such information is required or is in any way defective, or (ii) as to the legality or enforceability of any notice requirement or any other matter. In the event that any statement or other information that relates to the information contained in, or nominations contemplated by, this Notice is not true, or to the extent that any applicable information is incorrect or has been omitted from this Notice, the proposing persons reserve the right to correct or supplement (or both) any such statement or other information set forth in this Notice.

This Notice has been prepared and delivered in strict accordance with the Nomination Advance Notice Provision. If the Company or any authorized representative of the Company or the Board believes that this Notice does not comply with the Nomination Advance Notice Provision or is otherwise in any way deficient, the Company should immediately call Joe Hoffman (214-659-4593) or Dudley Murrey (214-659-4530) of Andrews Kurth LLP to notify them of the alleged deficiency so that they can arrange for the Stockholder to supplement and/or amend this Notice in whatever ways the Stockholder believes to be appropriate.

The execution and delivery of this Notice shall not constitute a waiver of the rights of the Stockholder to contest the validity of the Nomination Advance Notice Provision or any determinations made with respect to this Notice.

(Signature page follows)

2

Very truly yours,

/s/ Carl Berg
Carl Berg

cc:	Joseph A. Hoffman (Andrews Kurth LLP)

Dudley Murrey (Andrews Kurth LLP)

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EXHIBIT 1

INFORMATION REGARDING THE STOCKHOLDER

All capitalized terms used in this Exhibit 1 and not defined herein shall have the meanings ascribed to those terms in the Notice Letter to Stratus Properties Inc. from Carl Berg dated January 8, 2016, provided pursuant to Article IV, Section 11 of the Bylaws of Stratus Properties Inc. to which this Exhibit 1 is attached.

The Stockholder’s Name as it appears on the Company’s Stock Records: Carl Berg

The Stockholder’s Address as it appears on the Company’s Stock Records: 10050 Bandley Drive, Cupertino, California 95014

Number of Shares of Common Stock Held by the Stockholder: 1,421,002

Manner in Which Such Shares of Common Stock are Held by the Stockholder: 200 of such shares of Common Stock are held of record by Carl Berg and 1,420,802 shares of Common Stock are beneficially owned by Carl Berg and held in street name. The Nominees may be deemed to be beneficial owners of all such shares of Common Stock as and for the purposes described in Exhibit 2A and Exhibit 2B to the Notice Letter described above.

EXHIBIT 2A

CONSENT

I hereby consent (i) to being named in one or more of the proxy statement of Carl E. Berg, the proxy statement of any group of stockholders of Stratus Properties Inc., a Delaware corporation (the “Company”), and] the proxy statement of the Company and in one or more of the proxy of Carl E. Berg, the proxy of any group of stockholders of the Company and the proxy of the Company, in each case, as a nominee for election as a director of the Company (the “Company”) at its 2016 annual meeting of stockholders of the Company and (ii) to serve as a director of the Company and on the board of directors of the Company if elected.

/s/ David M. Dean
Name:	David M. Dean
Date:	January 7, 2016

EXHIBIT 2B

CONSENT

I hereby consent (i) to being named in one or more of the proxy statement of Carl E. Berg, the proxy statement of any group of stockholders of Stratus Properties Inc. , a Delaware corporation (the “Company”), and the proxy statement of the Company and in one or more of the proxy of Carl E. Berg, the proxy of any group of stockholders of the Company and the proxy of the Company, in each case, as a nominee for election as a director of the Company (the “Company”) at its 2016 annual meeting of stockholders of the Company and (ii) to serve as a director of the Company and on the board of directors of the Company if elected.

/s/ Michael Knapp
Name:	Michael Knapp
Date:	January 7, 2016

EXHIBIT 3

Information Concerning the Nominees

All capitalized terms used in this Exhibit 3 and not defined herein shall have the meanings ascribed to those terms in the Notice Letter to Stratus Properties Inc. from Carl E. Berg dated January 8, 2016, provided pursuant to Article IV, Section 11 of the Bylaws of Stratus Properties Inc. to which this Exhibit 3 is attached.

Nominee: David M. Dean

a. The Stockholder’s first nominee is Mr. David M. Dean (“Mr. Dean”), who was born on November 17, 1960, is 55 years old and is a citizen of the United States. His business address is 16200 Addison Road, Suite 250, Addison TX 75001, and his telephone number is 214-xxx-xxxx.

b. Mr. Dean’s current principal employment is as the Chief Operating Officer of Lincoln Capital Management, LLC (“Lincoln”), an organization that specializes in providing bridge financing incident to the Small Business Administration’s 504 real estate loan program. That lending has helped finance developments such as hotels, automotive repair facilities, assisted living facilities, restaurants, and other types of commercial real estate developments. Mr. Dean has held that position since September 2012. From January 2008 through August 2012, Mr. Dean’s principal business activity was acting as a real estate and angel investor, investing for his own account, primarily in the Dallas/Fort Worth metropolitan area. From August 1994 through August 2007, Mr. Dean was employed by Crescent Real Estate Equities Company, a real estate investment trust that was a New York Stock Exchange listed company during Mr. Dean’s tenure at Crescent (“Crescent”). At Crescent, Mr. Dean served as Senior Vice President, Law, and Secretary from August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary, a position which he held until January 2001. From January 2001 to March 2005, Mr. Dean served as Executive Vice President, Law and Administration and Secretary of Crescent and its general partner. In March 2005, Mr. Dean’s title changed to Managing Director, Law and Secretary of Crescent and its general partner, positions he held until leaving Crescent and its general partner in August 2007, when Crescent was acquired by affiliates of Morgan Stanley Real Estate. From 1992 until joining Crescent, he was an attorney for Burlington Northern Railroad Company (“BNRC”), serving as BNRC’s Assistant General Counsel in 1994. From 1986 until joining BNRC in 1992, Mr. Dean was engaged in the private practice of law at the firms of Kelly, Hart & Hallman, and at Jackson Walker, L.L.P., both in Fort Worth, Texas, where he worked primarily on acquisition, financing and venture capital transactions for Richard E. Rainwater and related investor groups.

During the past five years, Mr. Dean has been a director of the following privately-held companies (during the periods shown): TalentCircles, Inc. (August, 2011 to the present), S&R Online Strategies, Inc. (Sportal.com) (June, 2009 to the present), and Nelwood Corp. (Kuru shoes) (May, 2008 to the present).

None of the entities referred to in this item (b) with which Mr. Dean has been involved during the past five years is a parent, subsidiary or other affiliate of the Company.

c. The specific experience, qualifications, attributes and skills that Mr. Dean possesses that have led the Stockholder to the conclusion that Mr. Dean should serve as a director of the Company are the following:

i. Mr. Dean worked for Crescent, a real estate investment trust, and served as its general counsel for approximately 13 years, and as such was involved in the day to day operation of Crescent, which grew its assets from approximately $400 million to over $6 billion during Mr. Dean’s tenure there. He also served on the investment committee of Crescent during that time, on which committee he helped make decisions relating to investments in real properties and developments. From January 2001 to March 2005, he was in charge of the administrative functions of Crescent. Crescent was involved in, among other businesses, the development, ownership and operation of office buildings, resort residential development and luxury resort and spa development, ownership and operation. He was responsible for all of the legal, tax and structuring aspects of Crescent’s acquisitions, dispositions, workouts and finance transactions from 1994 until its sale in August 2007 to Morgan Stanley in a $6.5 billion transaction in which Mr. Dean played a significant active role.

ii. Mr. Dean holds a Juris Doctor (1986) and LLM in Taxation (1989) from Southern Methodist University School of Law. He graduated with honors from Texas A&M University in 1983.

iii. As a result of all of the experience described above, Mr. Dean has significant experience in assessing real estate portfolios, real estate developments, opportunities for and the risks of development of parcels of real estate development, the financing of real estate properties and developments, and the value of real properties. He also has significant experience with respect to the day-to-day operations of and the financing of real estate operations and in assessing the risks of real estate operations. In addition, as the general counsel of Crescent when it was sold to affiliates of Morgan Stanley Real Estate, Mr. Dean has experience with the sale of a publicly traded real estate company. As the general counsel of a publicly traded real estate company, he also has significant experience with corporate governance matters, including an understanding of the fiduciary duties and other responsibilities of directors of public companies, and complying with the disclosure requirements of the securities laws.

d. The term of office for which Mr. Dean would be a director of the Company if elected as a director of the Company at the Annual Meeting would be from the date of the Annual Meeting to the date of the third succeeding annual meeting of stockholders of the Company thereafter or such earlier date as Mr. Dean resigns, retires, or is removed as a director of the Company or dies or the Company amends its certificate of incorporation as amended and restated to date to change the term for which Mr. Dean would serve as a director of the Company if elected at the Annual Meeting.

e. Neither Mr. Dean nor any of his associates owns of record or beneficially (for purposes of paragraph (b) of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for purposes of Section 16 of the Exchange Act and the rules under Section 16 of the Exchange Act (the “Section 16 Rules”)) any securities issued by the Company or any of its parents or subsidiaries (“Company Securities”), except that Mr. Dean may be deemed to own a total of 1,421,002 shares of Common Stock as a member of the group constituted by the Stockholder, Mr. Dean and the other Nominee, for purposes of Section 13(d) of the Exchange Act and the rules adopted under Section 13(d) of the Exchange Act and Mr. Dean and Mr. Berg have an agreement in principle pursuant to which Mr. Berg intends to sell to Mr. Dean approximately 45,000 shares of the Common Stock of the Company at a price of $18 per share. Except as noted above, Mr. Dean has not and, to his knowledge, none of his associates has beneficially owned, purchased or sold (for purposes of Section 16 and the Section 16 Rules) any Company Securities or any interest therein within the past two years. Mr. Dean has not loaned any shares of Common Stock or sold any shares of Common Stock short in a sale that has not closed out or borrowed any shares of Common Stock for purposes other than a short sale

f. Mr. Dean is not (and has not been for the past year) party to any contract, arrangement or understanding with any person with respect to any Company Securities except that Mr. Dean, the Stockholder and the other Nominee currently have an understanding regarding seeking, and are expected to enter into an agreement regarding the joint filing of Schedule 13D’s for such parties in connection with seeking, to have Mr. Dean and the other Nominee elected as directors of the Company at the Annual Meeting and taking actions in connection necessary to achieve that goal, including the solicitation of proxies from stockholders of the Company and the coordination and oversight of communications by such persons with the Company and other persons relating to that goal and agreement in principle between Mr. Dean and Mr. Berg pursuant to which Berg intends to sell to Mr. Dean approximately 45,000 shares of Common Stock of the Company at a price of $18 per share. Mr. Dean does not have, and none of his associates have, any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party except that it is understood that, consistent with his fiduciary duties as a director of the Company, Mr. Dean will objectively and fully consider and assess the possibility of the sale or merger of the Company and any offer to purchase the Company as a means for maximizing stockholder value for all of the stockholders of the Company. Other than his own election and the interests of the Stockholder in seeking to have a transaction engaged in by the Company, Mr. Dean has no interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, assuming that the matters are of the same type as those matters that were acted upon at the Company’s annual meeting of stockholders held on May 8, 2015.

g. There are no relationships by blood, marriage or adoption (not more remote than first cousin) between Mr. Dean and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

h. During the past ten years, Mr. Dean (and for purposes of Item 401(f)(1) of Regulation S-K under the Exchange Act, any partnership, corporation or business association of the type described in such item) has not been involved in any event or proceeding of any type described in Item 401(f) of Regulation S-K under the Exchange Act. None of Mr. Dean, the Stockholder, the other Nominee and their respective associates (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is a party adverse to the Company or any of its subsidiaries in any material proceeding, has a material interest adverse to the Company or any of its subsidiaries in any material proceeding or is a party or a material participant in any material pending or threatened legal proceeding involving the Company, any of its executive officers or directors or any affiliate of the Company. During the past ten years, Mr. Dean has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

i. Except as disclosed in this Notice, Mr. Dean has no direct or indirect material interest in any contract or agreement between the Stockholder or any of Mr. Dean, the Stockholder, the other Nominee, and/or the Company or any affiliate of the Company (including any employment agreement, collective bargaining agreement, or consulting agreement).

j. Except as disclosed in this Notice, there is no other material relationship between any of Mr. Dean, the Stockholder or the other Nominee and/or the Company or any affiliate of the Company that has not otherwise been disclosed to the Company.

k. Based on the criteria for independence set forth in the Company’s proxy statement for the 2015 annual meeting of stockholders of the Company and in Rule 10A-3(b)(1)(ii) under the Exchange Act and the independence criteria of the listing standards and rules for companies with equity securities listed for trading on the NASDAQ Stock Market applicable to the Company, the Stockholder believes that if elected to serve, Mr. Dean would be an independent director of the Company.

l. Since the beginning of the Company’s last fiscal year, there has not been any transaction, series of similar transactions, currently proposed transaction, or currently proposed series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Dean, his associates or any member of his immediate family, had or will have a direct or indirect material interest.

For purposes of this item (l), (i) “immediate family” has the meaning ascribed to it by Instruction 1.a.iii. to Item 404(a) of Regulation S-K under the Exchange Act, and (ii) “associate” has the meaning ascribed to it by Rule 14a-1(a) under the Exchange Act.

m. Mr. Dean consents to being submitted by the Stockholder as a nominee for election as a director of the Company, to being named in a proxy statement, including the Company’s proxy statement, and a proxy, including the Company’s proxy, as a nominee for election as a director of the Company at the Annual Meeting, and to serve as a director of the Company and on the Board if elected. Mr. Dean’s written consent in these regards is attached to the Notice as Exhibit 2A. Mr. Dean would be indemnified under the Company’s Certificate of Incorporation and Bylaws for his service as a director of the Company should he be elected to the Board. Other than as set forth in this Notice, there are no arrangements or understandings between Mr. Dean and any other person pursuant to which he was selected as a nominee for director.

n. Any web site address on which the Stockholder or Mr. Dean, the Stockholder and the other Nominee may publish materials to solicit proxies in connection with the election of Mr. Dean as a director of the Company, if any, is not known at this time. The Stockholder undertakes to supply to the Company any such web site address if and when it becomes known to the Stockholder.

Nominee: Michael Knapp

a. The Stockholder’s first nominee is Mr. Michael Knapp (“Mr. Knapp”), who was born on June 26, 1962, is 53 years old and is a citizen of the United States. His business address is 10050 Bandley Drive, Cupertino, CA 95014, and his telephone number is (408) 725-0700.

b. Mr. Knapp’s current principal employment is as the manager of Berg & Berg Enterprises, LLC, an investment and real estate development company, and its predecessor company, Berg & Berg Enterprises, Inc. Mr. Knapp has served in that position since 1994. During the period from 1997 through December, 2012, Mr. Knapp served as a director from September 2, 1997 to March 30, 1998, and as Director of Operations and Director of Tax from 1999 to 2012 of Mission West Properties, Inc., a corporation qualified as a real estate investment trust, shares of which were listed for trading on the NASDAQ Stock Market (“Mission West”). Mission West sold its assets and was liquidated in December 2012. Mr. Knapp was the chief accounting officer of the Wooditch Company, a commercial insurance broker, from 1993 until joining Berg & Berg Enterprises, Inc. From 1988 to December 1992, Mr. Knapp served in the positions of president, chief financial officer and other executive positions at The Fairway Land Company, a real estate and country club developer located in San Juan Capistrano, California, which completed its development in 1992. From 1986 to 1988 Mr. Knapp was a staff auditor with Arthur Young who was succeeded by Ernst & Young LLP.

During the past five years, Mr. Knapp has been a director of the following companies (during the periods shown): Mission West Properties, Inc., September 2, 1997 to March 30, 1998. None of the entities referred to in this item (b) with which Mr. Knapp has been involved during the past five years is a parent, subsidiary or other affiliate of the Company.

c. The specific experience, qualifications, attributes and skills that Mr. Knapp possesses that have led the Stockholder to the conclusion that Mr. Knapp should serve as a director of the Company are the following:

i. Mr. Knapp has been the manager of a company engaged in the venture capital investments and the development of real estate for approximately the last 17 years. In that position, he has been responsible for the oversight and manager of numerous real estate investments and developments, including commercial research & development properties as well as residential properties.

ii. Mr. Knapp also held a number of positions with Mission West, a real estate investment and development company, including being a director of Mission West for less than one year and being the director of Mission West’s operations for 13 years.

iii. As a result of all of the experience described above, Mr. Knapp has significant experience in assessing real estate portfolios, real estate developments, opportunities for and the risks of development of parcels of real estate development, the financing of real estate properties and developments, and the value of real properties. He also has significant experience with respect to the day-to-day operations of and the financing of real estate operations and in assessing the risks of real estate operations. As a director of Mission West, a publicly traded real estate company, he also has significant experience with corporate governance matters, including an understanding of the fiduciary duties and other responsibilities of directors of public companies.

d. The term of office for which Mr. Knapp would be a director of the Company if elected as a director of the Company at the Annual Meeting would be from the date of the Annual Meeting to the date of the third succeeding annual meeting of stockholders of the Company thereafter or such earlier date as Mr. Knapp resigns, retires, or is removed as a director of the Company or dies or the Company amends its certificate of incorporation as amended and restated to date to change the term for which Mr. Knapp would serve as a director of the Company if elected at the Annual Meeting.

e. Neither Mr. Knapp nor any of his associates owns of record or beneficially (for purposes of paragraph (b) of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for purposes of Section 16 of the Exchange Act and the rules under Section 16 of the Exchange Act (the “Section 16 Rules”)) any securities issued by the Company or any of its parents or subsidiaries (“Company Securities”), except that Mr. Knapp may be deemed to own a total of 1,421,002 shares of Common Stock as a member of the group constituted by the Stockholder, Mr. Knapp and the other Nominee, for purposes of Section 13(d) of the Exchange Act and the rules adopted under Section 13(d) of the Exchange Act. Mr. Knapp has not and, to his knowledge, none of his associates has beneficially owned, purchased or sold (for purposes of Section 16 and the Section 16 Rules) any Company Securities or any interest therein within the past two years. Mr. Knapp has not loaned any shares of Common Stock or sold any shares of Common Stock short in a sale that has not closed out or borrowed any shares of Common Stock for purposes other than a short sale.

f. Mr. Knapp is not (and has not been for the past year) party to any contract, arrangement or understanding with any person with respect to any Company Securities except that Mr. Knapp, the Stockholder and the other Nominee currently have an understanding regarding seeking, and are expected to enter into an agreement regarding the joint filing of Schedule 13D’s for such parties in connection with seeking, to have Mr. Knapp and the other Nominee elected as directors of the Company at the Annual Meeting and taking actions in connection necessary to achieve that goal, including the solicitation of proxies from stockholders of the Company and the coordination and oversight of communications by such persons with the Company and other persons relating to that goal. Mr. Knapp does not have, and none of his associates have, any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company will or may be a party except that it is understood that, consistent with his fiduciary duties as a director of the Company, Mr. Knapp will objectively and fully consider and assess the possibility of the sale or merger of the Company and any offer to purchase the Company as a means for maximizing stockholder value for all of the stockholders of the Company. Other than his own election and the interests of the Stockholder in seeking to have a transaction engaged in by the Company, Mr. Knapp has no interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, assuming that the matters are of the same type as those matters that were acted upon at the Company’s annual meeting of stockholders held on May 8, 2015.

g. There are no relationships by blood, marriage or adoption (not more remote than first cousin) between Mr. Knapp and any other director or executive officer of the Company, or any person nominated or chosen to become a director or an executive officer of the Company.

h. During the past ten years, Mr. Knapp (and for purposes of Item 401(f)(1) of Regulation S-K under the Exchange Act, any partnership, corporation or business association of the type described in such item) has not been involved in any event or proceeding of any type described in Item 401(f) of Regulation S-K under the Exchange Act. None of Mr. Knapp, the Stockholder, the other Nominee and their respective associates (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is a party adverse to the Company or any of its subsidiaries in any material proceeding, has a material interest adverse to the Company or any of its subsidiaries in any material proceeding or is a party or a material participant in any material pending or threatened legal proceeding involving the Company, any of its executive officers or directors or any affiliate of the Company. During the past ten years, Mr. Knapp has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

i. Except as disclosed in this Notice, Mr. Knapp has no direct or indirect material interest in any contract or agreement between the Stockholder or any of Mr. Knapp, the Stockholder, the other Nominee, and/or the Company or any affiliate of the Company (including any employment agreement, collective bargaining agreement, or consulting agreement). Mr. Knapp is employed by, and is the manager of, Berg & Berg Enterprises, LLC (the successor to Berg & Berg Enterprises, Inc.). Mr. Knapp has held that position since 1994. Berg & Berg Enterprises, LLC is primarily owned by and primarily controlled by Carl E. Berg.

j. Except as disclosed in this Notice, there is no other material relationship between any of Mr. Knapp, the Stockholder or the other Nominee and/or the Company or any affiliate of the Company that has not otherwise been disclosed to the Company.

k. Based on the criteria for independence set forth in the Company’s proxy statement for the 2015 annual meeting of stockholders of the Company and in Rule 10A-3(b)(1)(ii) under the Exchange Act and the independence criteria of the listing standards and rules for companies with equity securities listed for trading on the NASDAQ Stock Market applicable to the Company, the Stockholder believes that if elected to serve, Mr. Knapp would be an independent director of the Company.

l. Since the beginning of the Company’s last fiscal year, there has not been any transaction, series of similar transactions, currently proposed transaction, or currently proposed series of similar transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Knapp, his associates or any member of his immediate family, had or will have a direct or indirect material interest.

For purposes of this item (l), (i) “immediately family” has the meaning ascribed to it by Instruction 1.a.iii. to Item 404(a) of Regulation S-K under the Exchange Act, and (ii) “associate” has the meaning ascribed to it by Rule 14a-1(a) under the Exchange Act.

m. Mr. Knapp consents to being submitted by the Stockholder as a nominee for election as a director of the Company, to being named in a proxy statement, including the Company’s proxy statement, and a proxy, including the Company’s proxy, as a nominee for election as a director of the Company at the Annual Meeting, and to serve as a director of the Company and on the Board if elected. Mr. Knapp’s written consent in these regards is attached to the Notice as Exhibit 2B. Mr. Knapp would be indemnified under the Company’s certificate of incorporation or Bylaws for his service as a director of the Company should he be elected to the Board. Other than as set forth in this Notice, there are no arrangements or understandings between Mr. Knapp and any other person pursuant to which he was selected as a nominee for director.

n. Any web site address on which the Stockholder or Mr. Knapp, the Stockholder and Mr. Knapp may publish materials to solicit proxies in connection with the election of Mr. Knapp as a director of the Company, if any, is not known at this time. The Stockholder undertakes to supply to the Company any such web site address if and when it becomes known to the Stockholder.

Each of the Nominees, as a member of a “group” for the purposes of Section 13(d)(3) of the Exchange Act, may be deemed to beneficially own the shares of Common Stock owned in the aggregate by the other members of the group. Each of the Nominees disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein.

Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by the Stockholder or his affiliates and to serve as a director of the Company, if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are attached hereto as Exhibit 2A and Exhibit 2B.

Except as set forth in this Notice (including the Exhibits hereto), (i) during the past 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no Nominee holds any positions or offices with the Company; (xiii) no Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no companies or organizations, with which any of the Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Nominee or any of his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

The Stockholder believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ Stock Market (“NASDAQ”) listing standards applicable to board composition, and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Other than as disclosed in this Notice, there are no agreements, arrangements or understandings between the Stockholder and his affiliates and associates, and the Nominees or any other person or persons pursuant to which the nominations described herein are to be made and the Stockholder and his affiliates and associates have no material interest in such nomination, including any anticipated benefit therefrom to the Stockholder or any of his affiliates or associates.